EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Despegar.com, Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	Other(2)	2,750,000 ordinary shares	$5.22(2)	$14,355,000(2)	$110.20 per $1,000,000	$1,581.93

Total Offering Amounts							$1,581.93

Total Fee Offsets							—

Net Fee Due							$1,581.93

(1)

Represents 2,750,000 additional ordinary shares of Despegar.com, Corp. being registered pursuant to the Despegar.Com, Corp. Amended and Restated 2016 Stock Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminable number of additional ordinary shares that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)

Calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $5.22 per ordinary share, which is the average of the high and low price per ordinary share as reported by the New York Stock Exchange on April 26, 2023.